Translation of Letter Dated January 19, 1999

From:    Deutsche Bank, Mr. Jakobi
         Blumenstrasse 13, 42849 Remscheid, Germany

To:      International Knife & Saw, Inc., Mr. Thomas Meyer
         C/O IKS Klingelnberg GmbH
         In der Fleute 18, 42897 Remscheid, Germany

Credit Lines

Dear Mr. Meyer:

In reference to our discussions in recent weeks, we hereby confirm to you within the framework of our General Conditions (AGB) that we have committed to International Knife & Saw, Inc. a total credit line including guarantees in the amount of DEM 74,175,000.00 since November 1998. With regard to the individual loans and collaterals, we refer to the respective agreements.

We are prepared to commit DEM 52 Million out of the above mentioned total credit line to the IKS Klingelnberg GmbH Group, as long as International Knife & Saw, Inc. agrees to convert at least DEM 10 million of its inter-company loan to IKS Klingelnberg GmbH into a capital contribution. By doing this, the minimum 30% equity requirement agreed upon in October 1996 will continue to be maintained, along with the other agreements. We would provide this credit line without the guarantee of International Knife & Saw, Inc.

We hope that this meets your needs and look forward to a continuing smooth and trustworthy relationship.